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                                 Sub-Item 77(H)
                       Changes in Control of Registrant

Between April 30, 2008 and July 15, 2008 the percentage of shares of the Dover Responsibility Fund owned by Michael Fuchs decreased from 31.35% to 0.00% due to the closure of the fund.